Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

LYB International Finance III, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Fees to Be Paid	Debt	5.625% Guaranteed Notes due 2033	457(r)	$500,000,000	99.895%	$499,475,000	0.00011020	$55,043
	Total Offering Amounts					$499,475,000	—	$55,043
	Total Fees Previously Paid					—	—	—
	Total Fee Offsets					—	—	—
	Net Fee Due					—	—	$55,043

(1)	Calculated and being paid in accordance with Rule 456(b) and Rule 457(r) under the Securities Act. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR (File No. 333-261639).

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price is $500,000,000.